EXHIBIT 99.1

Repros Therapeutics Inc.(R) Reports Third Quarter 2013 Financial Results

THE WOODLANDS, Texas, Nov. 7, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today announced financial results for the third quarter ended September 30, 2013.

Liquidity and Capital Resources

The Company had cash and cash equivalents of approximately $81.8 million as of September 30, 2013 as compared to $24.2 million as of December 31, 2012. On June 25, 2013, we completed a public offering of 4,312,500 shares of our common stock at a price per share of $19.00. Net proceeds to us, after deducting underwriter's fees and offering expenses, were approximately $76.8 million. Net cash of approximately $18.5 million and $8.1 million was used in operating activities during the nine month periods ended September 30, 2013 and 2012, respectively. The major use of cash for operating activities for the nine month period ended September 30, 2013 was to fund our clinical development programs and associated administrative costs. Cash used in investing activities during the nine month period ended September 30, 2013 was approximately $839,000 primarily for capitalized patent and patent application costs for Androxal® and Proellex®.

Financial Results

Net loss for the three month period ended September 30, 2013, was ($6.0) million or ($0.26) per share as compared to a net loss of ($4.6) million or ($0.30) per share for the same period in 2012. The net loss for the nine month period ended September 30, 2013, was ($20.6) million or ($1.03) per share as compared to a net loss of ($10.1) million or ($0.69) per share for the same period in 2012. The increase in loss for both the three and nine month periods ended September 30, 2013 as compared to the same period in 2012 was primarily due to an increase in expenses related to the clinical development of Androxal®, an increase in salary expense due to increased headcount and increased costs associated with our patent portfolio.

Research and development ("R&D") expenses increased 53% or approximately $1.7 million to $4.8 million for the three month period ended September 30, 2013 as compared to $3.1 million for the same period in the prior year and increased 153% or approximately $10.4 million to $17.1 million for the nine month period ended September 30, 2013 as compared to $6.8 million for the same period in the prior year. Clinical development expenses related to Androxal® increased by $774,000 and $8.3 million for the three and nine month periods ended September 30, 2013, respectively, as compared to the same periods in the prior year due to the ongoing Phase 3 studies in men with secondary hypogonadism, including two pivotal studies being conducted under an SPA, a six month open label safety study and a one year DEXA study. Payroll and benefits expenses increased by $515,000 and $1.4 million for the three and nine month periods ended September 30, 2013, respectively, as compared to the same periods in the prior year due to increased headcount in R&D employees. Operating and occupancy expenses increased by $333,000 and $825,000 for the three and nine month periods ended September 30, 2013, respectively, as compared to the same periods in the prior year due to an increase in costs associated with our patent portfolio, increased travel and professional services.

General and administrative ("G&A") expenses decreased 16% or approximately $238,000 to $1.2 million for the three month period ended September 30, 2013 as compared to $1.5 million for the same period in the prior year and increased 3% or approximately $105,000 to $3.5 million for the nine month period ended September 30, 2013 as compared to $3.3 million for the same period in the prior year. The decrease in G&A expenses for the three month period ended September 30, 2013 as compared to the same period in the prior year is primarily due to a decrease in non-cash stock based compensation, partially offset by an increase in professional services. The increase in G&A expenses for the nine month period ended September 30, 2013 as compared to the same period in the prior year is primarily due to an increase in professional services.

Total revenues and other income increased to $3,000 for the three month period ended September 30, 2013 as compared to $1,000 for the same period in the prior year. Total revenue and other income was $6,000 for the nine month period ended September 30, 2013 as compared to $1,000 for the same period in the prior year. The increase for the three and nine month periods ended September 30, 2013 as compared to the same periods in the prior year was primarily due to increased cash balances as a result of the public offering completed June 25, 2013 for net proceeds of approximately $76.8 million.

As of September 30, 2013 we had 23,009,609 shares of common stock outstanding.

About Repros Therapeutics Inc.®

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, the ability to protect its intellectual property rights and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

REPROS THERAPEUTICS INC. AND SUBSIDIARY
(A DEVELOPMENT STAGE COMPANY)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues and other income
Interest income	$ 3	$ 1	$ 6	$ 1
Total revenues and other income	3	1	6	1

Expenses
Research and development	4,786	3,131	17,132	6,776
General and administrative	1,215	1,453	3,453	3,348
Total expenses	6,001	4,584	20,585	10,124

Net loss	$ (5,998)	$ (4,583)	$ (20,579)	$ (10,123)

Net loss per share - basic and diluted	$ (0.26)	$ (0.30)	$ (1.03)	$ (0.69)

Weighted average shares used in loss per share calculation:
Basic	23,006	15,422	20,066	14,746
Diluted	23,006	15,422	20,066	14,746

CONDENSED CONSOLIDATED BALANCE SHEETS

		September 30,	December 31,
		2013	2012

Cash and cash equivalents		$ 81,828	$ 24,212
Other currents assets		193	406
Fixed assets (net)		87	53
Other assets (net)		2,734	2,161
Total assets		$ 84,842	$ 26,832

Accounts payable and accrued expenses		$ 3,211	$ 3,798
Stockholders' equity		81,631	23,034
Total liabilities and stockholders' equity		$ 84,842	$ 26,832

CONTACT: Investor Relations:
         Thomas Hoffmann
         The Trout Group
         (646) 378-2931
         thoffmann@troutgroup.com